Exhibit 99.1


                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117


              FIRST MIDWEST FINANCIAL, INC. DECLARES CASH DIVIDEND

Storm Lake, Iowa - (May 24, 2004) First Midwest Financial, Inc. (NASDAQNM:CASH) announced that the Company will pay a cash dividend of $0.13 per share for the third fiscal quarter of 2004. This dividend will be payable on or about July 1, 2004 to shareholders of record as of June 15, 2004. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At March 31, 2004, First Midwest Financial, Inc. had assets of $759.7 million and shareholders' equity of $48.3 million.





Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.